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As filed with the Securities and Exchange Commission on April 2, 2001

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
Under The Securities Act of 1933

ENDOCARDIAL SOLUTIONS, INC.
(Exact name of registrant as specified in its charter)

Delaware	41-1724963
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1350 Energy Lane, Suite 110 St. Paul, Minnesota 55108
(651) 523-6900
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Copy to:

James W. Bullock	Kenneth L. Cutler, Esq.
President, Chief Executive Officer	Dorsey & Whitney, LLP
1350 Energy Lane, Suite 110	220 South Sixth Street
St. Paul, Minnesota 55108	Minneapolis, Minnesota 55402-1498
(651) 523-6900	(612) 340-2600
Fax: (651) 644-7897	Fax: (612) 340-8738
(Name, address, including zip code, and telephone number, including area code, of agent for service)

    Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /x/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Share(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee

Common Stock, $.01 par value (2)	2,572,116 Shares	$3.41	$8,770,916	$2,192.73

(1)
Estimated solely for the purpose of calculating the registration fee based upon the average of the high and low sales prices for the Common Stock on March 27, 2001 as reported on the Nasdaq National Market.

(2)
Includes corresponding rights to acquire shares of Endocardial Solutions, Inc. preferred stock pursuant to the Rights Agreement, dated as of August 25, 1999, between Endocardial Solutions, Inc. and Wells Fargo Bank Minnesota, N.A. (formerly Norwest Bank Minnesota, N.A.)

    The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PRELIMINARY PROSPECTUS	Subject to Completion, dated April 2, 2001

ENDOCARDIAL SOLUTIONS, INC.

2,572,116 Shares
Common Stock

    Shares of common stock, par value $.01 per share, of Endocardial Solutions, Inc. are being offered by this Prospectus. The shares covered by this Prospectus consist of 2,572,116 shares of common stock held by some of our current stockholders, all of which shares were acquired in connection with a private placement of our common stock. The shares will be sold from time to time by the Selling Stockholders named in this Prospectus at prices determined by the prevailing market price for the shares or in negotiated transactions. We will not receive any of the proceeds from the sale of the shares.

    Our common stock is traded on the Nasdaq National Market under the symbol "ECSI." On March 30, 2001, the last sale price of our common stock as reported on the Nasdaq National Market was $3.375 per share.

    Investment in our common stock involves a number of risks. See section titled "Risk Factors" beginning on page 2 to read about certain factors you should consider before buying shares of our common stock.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

    The information in this Prospectus is not complete and may be changed. The Selling Stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is declared effective. This Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Endocardial Solutions, Inc.
1350 Energy Lane, Suite 110
St. Paul, Minnesota 55108
(651) 523-6900

The date of this Prospectus is         , 2001.

RISK FACTORS

    An investment in our common stock involves a number of risks. You should consider carefully the following risk factors, together with the other information in this Prospectus, before buying any Shares. You should also be aware that certain statements contained in this Prospectus that are not related to historical results are forward-looking statements. These forward-looking statements, such as statements of our strategies, plans, objectives, expectations and intentions, involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the following risk factors.

Our success depends on developing and commercializing the EnSite® System

    The EnSite System is currently our only potential product, and our success depends entirely on the successful development, commercialization and market acceptance of the EnSite System. Modifications to the EnSite System may require additional clinical trials and, ultimately, United States and international regulatory approvals before they can be fully marketed in the United States and abroad. Problems in the following areas could materially impact the commercialization of the EnSite System:

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  research and development,

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  clinical testing,

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  regulatory submissions and approval,

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  product manufacturing and commercial scale-up,

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  marketing, or

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  product distribution.

We have recently begun to generate revenue from the EnSite System. We cannot assure you that we will ever derive substantial revenues from the sale of the EnSite System.

Clinical testing of our products continues to be required

    We have conducted clinical trials on patients for ventricular tachycardia ("VT") and supraventricular tachycardia ("SVT") in the United States and in Europe, and we have at times experienced complications in our clinical trials. During the third and fourth quarters of 1998, we submitted to the United States Food and Drug Administration (the "FDA") two premarket notification applications under Section 510(k) of the Food, Drug and Cosmetic Act (the "FDC Act") containing the results of our left ventricular and right atrium multi-center clinical trials. We believe we will be required to conduct more extensive clinical testing in the United States in order to support a premarket approval ("PMA") application to the FDA for marketing approval for use of the EnSite System in the left ventricle of the heart. In January 2001, we received FDA approval to conduct a left atrium multi-center clinical trial. Patients selected for clinical trials must meet stringent guidelines to undergo testing, and we cannot assure you that patients can be enrolled in clinical trials on a timely basis. Further, we cannot assure you that any of our products will prove to be safe and effective in clinical trials under United States or international regulatory guidelines. The clinical trials may identify significant technical or other obstacles to be overcome prior to obtaining approvals. If the EnSite System does not prove to be safe and effective in clinical trials, our business, financial condition and results of operations would be materially and adversely affected.

Our products are subject to regulatory approval

    The manufacture and sale of medical devices, including the EnSite System, are subject to extensive regulation in the United States, principally by the FDA and corresponding state agencies, and in other countries. In the United States, our products are subject to the FDA's premarket approval requirements, which has only been satisfied for right atrial use. Securing FDA approvals requires us to submit extensive clinical data and supporting information to the FDA. During the third and fourth quarters of 1998, we submitted to the FDA two premarket notification applications under Section 510(k) of the FDC Act containing the results of our left ventricular and right atrium multi-center clinical trials. The FDA has cleared the EnSite System for use in the right atrium of the heart. In March 1999, we announced that our FDA application for left ventricular use of the EnSite System will be submitted as a PMA application. However, we may not be able to file a PMA application with the FDA to market the EnSite System for diagnosing VT in the United States until we complete more extensive clinical trials. In January 2001, we received FDA approval to conduct a left atrium multi-center clinical trial. The process of obtaining FDA and other required regulatory approvals is lengthy, expensive and uncertain.

    Sales of medical devices outside of the United States are subject to international regulatory requirements that vary from country to country, and approval for sale internationally may take more or less time than that required for FDA approval. We have obtained CE certification for the EnSite catheter and for the EnSite 3000 clinical workstation, allowing us to sell our products in member countries of the European Union. We may encounter significant costs and requests for additional information in continuing our efforts to obtain regulatory approvals in other countries, which could substantially delay or preclude us from marketing our products internationally.

    Marketing approvals, if granted, may require us to limit the indicated use of our product. FDA enforcement policy strictly prohibits the marketing of approved medical devices for unapproved uses. Product approvals could be withdrawn for failure to comply with regulatory standards or the occurrence of unforeseen problems following the initial marketing. We will be required to follow FDA regulations regarding Good Manufacturing Practices and similar regulations in other countries, which include testing, control, and documentation requirements. Ongoing compliance with Good Manufacturing Practices and other applicable regulatory requirements will be monitored through periodic inspections by federal and state agencies, including the FDA, and by comparable agencies in other countries. If we fail to comply with applicable regulatory requirements, we could be subjected to warning letters, fines, injunctions, civil penalties, recall or seizure of products, total or partial suspension of production, refusal of the government to grant premarket approval, withdrawal of approvals and criminal prosecution.

    We cannot assure you that we will be able to obtain the necessary regulatory approvals on a timely basis or at all. Delays in receipt of or failure to receive the approvals, the loss of previously obtained approvals, or failure to comply with existing or future regulatory requirements would have a material and adverse effect on our business, financial condition and results of operations.

Treatments using the Ensite System may not be available to patients

    We have developed the EnSite System to diagnose tachycardia and assist electrophysiologists in determining treatment options. Current treatments for VT include drugs, implantable defibrillators, surgery and catheter ablation. We believe that the EnSite System will enable increased use of catheter ablation for treating complex VT. Because ablation treatment for VT is relatively new and untested, the long-term effects of ablation on patients are unknown. As a result, the long term success of ablation therapy in treating VT will not be known for several years. Catheter ablation devices require PMA approval by the FDA, and we cannot assure you that a catheter ablation market will develop. Moreover, we cannot assure you that the EnSite System will prove useful in diagnosing VT for treatment by catheter ablation products. We are not in the process of developing a catheter for ablation treatment and are entirely dependent upon other medical device companies to develop those devices. If a market for treating VT by catheter ablation does not develop, our business, financial condition and results of operations could be materially and adversely affected.

Our products may be unable to diagnose atrial fibrillation

    In addition to assisting the diagnosis of VT, we intend to apply the EnSite System to the diagnosis of SVT, including atrial fibrillation. However, we have conducted only limited clinical studies of our technology on patients suffering from atrial fibrillation. In January 2001, we received FDA approval to use the EnSite System in the left atrium in a multi-center clinical study for diagnosing arrythmias including atrial fibrillation. We may be unable to successfully extend our technology to the mapping of atrial fibrillation or obtain regulatory approval to test and market any products developed using the technology to map atrial fibrillation. We have made, and expect to continue to make, research and development expenditures to extend the application of the technology to the diagnosis of atrial fibrillation. We cannot assure you that we will realize any benefit from these expenditures.

    Atrial fibrillation is a complex disease and the subject of continuing research. The therapies presently available for atrial fibrillation are in the developmental stage with no proven effectiveness. Even if we are successful in extending our technology to provide products that are capable of diagnosing atrial fibrillation, we cannot assure you that treatments for atrial fibrillation will exist that will require the diagnostic capabilities of any of our products. As a result, a commercial market may never develop for any product we develop for the diagnosis of atrial fibrillation. We have no present intention to develop any medical devices on our own for the treatment of atrial fibrillation.

Our products may not succeed in the market

    The commercial success of the EnSite System depends upon the number of diagnostic procedures performed by electrophysiologists using the system. Our system may not gain any significant degree of market acceptance among electrophysiologists, patients, health care insurers and managed care providers. Electrophysiologists and other physicians may elect not to recommend diagnostic procedures for any number of reasons, including safety and efficacy, the availability of alternative procedures and treatment options, or inadequate levels of reimbursement. Broad use of the EnSite System will require time-consuming training of electrophysiologists, which could also adversely affect market acceptance. If our products are not accepted by the market, our business, financial condition and results of operations would be materially and adversely affected.

We face significant industry competition

    The cardiac medical device market is highly competitive, and the EnSite System is a new technology that must compete with more established devices. Certain of our competitors are developing new approaches and new products for diagnosing VT and SVT, including contact mapping systems using multi-electrode basket contact catheters and single-point mapping technologies. Certain of our competitors have integrated product lines that include products for both diagnosis and ablation treatment, which may afford them opportunities for product bundling and other marketing advantages. Many of our competitors have an established presence in the field of electrophysiology and established relationships with electrophysiology labs. Many of our competitors have substantially greater financial and other resources than we do, including larger research and development staffs and more experience and capabilities in conducting research and development activities, testing products in clinical trials, obtaining regulatory approvals, and manufacturing, marketing and distributing products. Some of our competitors may achieve patent protection, regulatory approval or product commercialization more quickly than us, which may decrease our ability to compete.

Our products may become obsolete if we are unable to anticipate and adapt to rapidly changing technology

    The medical device industry is subject to rapid technological innovation and, consequently, the life cycle of any particular product is short. Alternative diagnostic systems or other discoveries and developments with respect to mapping tachycardia may render our products obsolete. Furthermore, the greater financial and other resources of many of our competitors may permit them to respond more rapidly than us to technological advances. If we fail to demonstrate the safety, benefit, efficacy and cost effectiveness of our products as compared to those of our competitors, or if we fail to develop new technologies and products before our competitors, our business, financial condition and results of operations would be materially and adversely affected.

We depend on our patents and proprietary technology, which we may not be able to protect

    Our success will depend in part on our ability to obtain patent protection for our products and processes, to preserve our trade secrets and to operate without infringing the intellectual property rights of others. The patent positions of medical device companies are uncertain and involve complex and evolving legal and factual questions. We cannot assure you that any of our pending or future patent applications will result in issued patents, that any current or future patents will not be challenged, invalidated or circumvented, that the scope of any of our patents will exclude competitors or that the patent rights granted to us will provide us any competitive advantage. We may discover that our technology infringes patents or other rights owned by others, and we cannot be certain that we were the first to make the inventions covered by each of our issued patents and our pending patent applications, or that we were the first to file patent applications for such inventions. In addition, we cannot assure you that our competitors will not seek to apply for and obtain patents that will prevent, limit or interfere with our ability to make, use or sell our products either in the United States or in international markets. Further, the laws of certain foreign countries may not protect our intellectual property rights to the same extent as do the laws of the United States.

    In addition to patents, we rely on trade secrets and proprietary knowledge that we seek to protect, in part, through confidentiality agreements with employees, consultants and others. We cannot assure you that our proprietary information or confidentiality agreements will not be breached, that we will have adequate remedies for any breach, or that our trade secrets will not otherwise become known to or independently developed by competitors.

We may face intellectual property infringement claims which would be costly to resolve

    There has been substantial litigation regarding patent and other intellectual property rights in the medical device industry and our competitors may resort to intellectual property litigation as a means of competition. Intellectual property litigation is complex and expensive and the outcome is difficult to predict. We cannot assure you that we will not become subject to patent infringement claims or litigation, or interference proceedings declared by the United States Patent and Trademark Office to determine the priority of inventions. Litigation or regulatory proceedings may also be necessary to enforce our patent or other intellectual property rights. We may not always have the financial resources to assert patent infringement suits or to defend ourselves from claims. An adverse result in any litigation could subject us to liabilities to, or require us to seek licenses from or pay royalties to, others that may be substantial. Furthermore, we cannot assure you that the necessary licenses would be available to us on satisfactory terms, if at all.

We have limited manufacturing experience

    We have limited experience manufacturing our products in the volumes that will be necessary for us to achieve significant commercial sales, and we cannot assure you that reliable, high-volume manufacturing capacity can be established or maintained at commercially reasonable costs. We may need to expend significant capital resources and develop the necessary expertise to establish large-scale manufacturing capabilities. We may encounter the following difficulties in scaling up production of our products:

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  problems involving production yields,

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  quality control and assurance,

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  component supply shortages,

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  shortages of qualified personnel,

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  compliance with FDA and foreign regulations, or

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  the need for further FDA or foreign regulatory approval of new manufacturing processes.

    Our manufacturing facilities will be periodically inspected by United States and foreign regulatory authorities. In order to manufacture products for sale in the United States, our operations must undergo "Good Manufacturing Practices" compliance inspections conducted by the FDA. We passed inspection of our facility and manufacturing processes by the FDA in the third quarter of 1999. We will also be required to comply with ISO 9001 and CE Mark standards in order to sell our products in Europe. We received ISO 9001 certification for our catheter and quality system in August 1997 and ISO 9001 certification for the clinical workstation in November 1998. We received a CE Mark for each of the EnSite catheter and the clinical workstation in the first quarter of 1998. If we fail to comply with Good Manufacturing Practices or ISO 9001 and CE Mark standards in future audits, we may be required to modify our manufacturing policies and procedures. In addition, we may be required to stop all or part of our operations until we can demonstrate that appropriate steps have been taken to comply with the regulations.

We depend on a few suppliers for key components of our products

    We purchase raw materials and certain key components of our products, including the computer workstation and certain components for our catheter, from one or a few suppliers. For certain of these components, there are relatively few alternative sources of supply. We currently have no agreements that would assure delivery of raw materials and components from alternate suppliers. Establishing additional or replacement suppliers for any of the components used in our products, if required, may not be accomplished quickly and could involve significant additional costs. If our suppliers are unable to provide an adequate supply of components in a timely manner, or if we are unable to locate qualified alternate suppliers for materials and components at a reasonable cost, our business, financial condition and results of operations could be materially and adversely affected.

We have limited commercial sales and marketing experience

    We have limited experience marketing the EnSite System. We cannot assure you that we will be able to maintain a suitable sales force or enter into or maintain satisfactory marketing arrangements with others. Our sales and marketing efforts may not be successful.

We will need to carefully manage our expanding operations

    In order to achieve increased sales levels, complete clinical trials, prepare additional products for clinical trials, and develop future products, we believe that we will be required to expand our operations, particularly in the areas of research and development, manufacturing, quality assurance and sales and marketing. As we expand our operations in these areas, the expansion will likely result in new and increased responsibilities for management. To accommodate any growth and compete effectively, we must implement and improve our information systems, procedures, and controls, and expand, train, motivate and manage our work force. Our future success will depend significantly on the ability of our current and future management to operate effectively. We cannot assure you that our personnel, systems, procedures and controls will be adequate to support our future operations.

International operations will expose us to additional risks

    We plan to market the EnSite System through distributors in international markets, once we receive the required foreign regulatory approvals. We have entered into a distribution agreement granting Medtronic exclusive distribution rights for our products in Europe and Japan and certain rights for distribution in other regions outside of the United States. We have distribution arrangements with five distributors in other international markets, and currently retain all distribution rights in the United States. We cannot assure you that international distributors for our products will devote adequate resources to selling our products.

    Changes in overseas economic conditions, currency exchange rates, foreign tax laws or tariffs or other trade regulations could materially and adversely affect on our ability to market our products internationally. Our business is also expected to subject us and our representatives, agents and distributors to laws and regulations of the foreign jurisdictions in which we operate or our products are sold. We may depend on foreign distributors and agents for compliance and adherence to foreign laws and regulations.

Our success may depend on achieving adequate levels of third-party reimbursement

    Sales of our products will depend largely on the availability of adequate reimbursement for tachycardia diagnostic procedures from third-party payors, such as government and private insurance plans, health maintenance organizations and preferred provider organizations. In the United States, our products, if and when approved for commercial sale, would be purchased primarily by health care providers such as doctors and hospitals who will then seek to be reimbursed for the health care services provided to their patients. Specific to Medicare, the EnSite catheter is currently reimbursable under both inpatient and outpatient procedure scenarios. For inpatient situations, the EnSite catheter will most typically be reimbursed under Diagnosis Related Group 112. For outpatient procedures, the EnSite catheter is eligible for separate reimbursement in addition to the hospital's Ambulatory Payment Classification for cardiac mapping. Third-party payors are increasingly challenging the pricing of medical products and procedures they consider unnecessary, inappropriate, not cost-effective, experimental or used for a non-approved indication. Even if a procedure is eligible for reimbursement, the level of reimbursement may not be adequate to enable us to achieve or maintain market acceptance of our products or maintain price levels that exceed our costs of developing and manufacturing our products.

    The EnSite catheter is being sold at a premium compared to existing single point catheters used in current diagnostic or mapping procedures. In addition, an initial capital outlay will be required for the EnSite clinical workstation. Assuming no increase in the level of reimbursement for cardiovascular procedures utilizing our products, we will be required to justify the relative increased cost of using the EnSite System. This will require us to demonstrate the enhanced benefits of the EnSite System to health care providers and payors in terms of such factors as enhanced patient procedural efficiencies, reduced radiation exposure and improved patient outcomes. This may require us to conduct post-marketing clinical studies, which may be costly, lengthy, and may not provide the cost justification results we are seeking. Without adequate support from third-party payors, the market for our products may be severely limited.

    Capital costs for medical equipment purchased by hospitals are currently reimbursed under Medicare separately from medical procedure payments. Recent federal Medicare legislation has called for these capital costs to be reimbursed on a prospective payment system. There can be no assurance that the movement to a prospective payment system will not cause hospitals to reduce their expenditure payments for equipment such as the EnSite clinical workstation.

    Moreover, we are unable to predict what additional legislation or regulation, if any, relating to the health care industry or third-party coverage and reimbursement may be enacted in the future, or what effect such legislation or regulation would have on us. Reforms may include mandated basic health care benefits, limitations on the growth of private health insurance premiums and Medicare and Medicaid spending, greater reliance on prospective payment systems, the creation of large insurance purchasing groups and fundamental changes to the health care delivery system. We anticipate that Congress and state legislatures will continue to review and assess alternative health care delivery systems and payment methodologies. We cannot predict whether any reform proposals will be adopted or what impact they may have on us.

    Reimbursement systems in international markets vary significantly by country and by region within some countries. Many international markets have government managed health care systems that control reimbursement for new devices and procedures. In most international markets, there are private insurance systems as well as government managed systems. We cannot assure you that reimbursement for our products will be available in international markets under either government or private reimbursement systems.

Our products may expose us to costly litigation

    We may be exposed to product liability claims if a patient is adversely affected by our products. We currently carry product liability insurance covering our clinical trial operations with an aggregate limit of $5 million. We cannot assure you that our existing insurance coverage limits are adequate to cover any liabilities we might incur in connection with the distribution of our products. Although we obtained product liability insurance coverage in connection with the commercialization of the EnSite System, insurance may not continue to be available on commercially reasonable terms. In addition, insurance might not adequately cover any product liability claim.

We have a history of operating losses and expect future losses

    We have generated limited revenue and have sustained significant operating losses each year since our inception. We expect our losses to continue at least through first quarter of 2002. We may never generate substantial operating revenues or achieve profitability. Our ability to generate revenues from operations and make a profit depends upon successful development, regulatory approval, manufacturing and commercialization of the EnSite System and our successful transition from a research and development company to a manufacturing and sales company.

We may be unable to meet our future capital requirements

    We may require substantial funds to meet our working capital requirements for sales and marketing, continued research and development, testing, regulatory approval and manufacturing of our EnSite System. In order to meet our funding needs, we may be required to raise additional funds through public or private financings, including the sale of equity or debt. Any additional equity financings may dilute current stockholders, and debt financing, if available, may involve restrictive covenants. Adequate funds for our operations, whether from financial markets or from other sources, may not be available when needed on attractive terms, if at all. Insufficient funds may require us to delay, scale back or eliminate some or all of our plans for growth.

WHERE YOU CAN FIND MORE INFORMATION

    Federal securities law requires us to file information with the SEC concerning our business and operations. We file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read and copy these documents at the public reference facility maintained by the SEC at Judiciary Plaza, 450 Fifth Street, NW, Room 1024, Washington, DC 20549. You can also copy and inspect such reports, proxy statements and other information at the following regional offices of the SEC:

New York Regional Office	Chicago Regional Office
Seven World Trade Center	Citicorp Center
Suite 1300	500 West Madison Street, Suite 1400
New York, NY 10048	Chicago, Illinois 60661

    Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public on the SEC's web site at http://www.sec.gov. You can also inspect our reports, proxy statements and other information at the offices of the Nasdaq Stock Market.

    We have filed with the SEC a registration statement on Form S-3 to register the common stock to be sold in connection with this Prospectus. This Prospectus, which forms a part of the registration statement, does not contain all of the information included or incorporated in the registration statement. The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information that we incorporate by reference is considered to be part of this Prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC (including all filings prior to the effectiveness of this registration statement) under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"):

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  our Annual Report on Form 10-K for the fiscal year ended December 31, 2000;

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  our Current Report on Form 8-K filed on February 1, 2001, as amended on February 7, 2001;

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  the description of our common stock contained in our Registration Statement on Form 8-A, dated March 12, 1997, and any amendment or report filed for the purpose of updating such description; and

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  the description of our preferred share purchase rights contained in our Registration Statement on Form 8-A, dated August 25, 1999, and any amendment or report filed for the purpose of updating such description.

    Upon written or oral request, we will provide to each person to whom a copy of this Prospectus is delivered, at no cost, a copy of any of the documents that are incorporated by reference into this Prospectus, except for exhibits that are specifically incorporated by reference into those documents. You may request a copy of any of the above filings by writing or telephoning us at the following address:

James W. Bullock
Endocardial Solutions, Inc.
1350 Energy Lane, Suite 110
St. Paul, MN 55108
(651) 523-6900

    You should rely only on the information incorporated by reference or provided in this Prospectus or any supplement to this Prospectus. We have not authorized anyone else to provide you with different information. The Selling Stockholders should not make an offer of these Shares in any state where the offer is not permitted. You should not assume that the information in this Prospectus or any supplement to this Prospectus is accurate as of any date other than the date on the cover page of this Prospectus or any supplement. Our business, financial condition, results of operations and Prospectus may have changed since that date.

ABOUT ENDOCARDIAL SOLUTIONS, INC.

    We design, develop, and manufacture a minimally invasive diagnostic system that diagnoses, within the span of a few heartbeats, arrhythmia, a potentially fatal abnormal heart rhythm. Arrhythmias are caused by irregular electrical activity in the heart that disrupts the heart's normal pumping action. Ventricular tachycardia ("VT"), a type of arrhythmia, occur in the lower chambers of the heart and frequently lead to serious complications, including sudden cardiac death. Supraventricular tachycardia ("SVT"), including atrial fibrillation and flutter, originate in the upper chambers of the heart and often result in chest pain, fatigue and dizziness and, while generally not life-threatening, are a leading cause of stroke in the United States. To date, electrophysiologists have generally been unable to adequately diagnose complex arrhythmia due to the limited capabilities of present technology. We believe that our proprietary EnSite® catheter and EnSite 3000® clinical workstation (together, the "EnSite System") is a powerful new diagnostic tool that will enable electrophysiologists to rapidly and comprehensively map arrhythmia and improve the selection of patient treatment options.

    Our EnSite System is designed to enable electrophysiologists to rapidly and precisely locate the multiple, unpredictable points of origin of complex arrhythmia. The EnSite System applies proprietary mathematical algorithms to compute more than 3,000 points of electrical activity within a heart chamber, producing a high resolution, real-time, three dimensional color display of the electrical activity in the heart chamber. The "virtual electrogram" function of the EnSite System allows electrophysiologists to instantly view the electrical activity at any of the more than 3,000 points. The EnSite System is also capable of tracking and displaying the location and movements of auxiliary catheters introduced into the chamber.

    Our strategy is to establish the EnSite System as the leading diagnostic tool for diagnosing arrhythmia in the more than 1,200 electrophysiology laboratories worldwide. The EnSite System represents a new technology for mapping arrhythmia. In 1998, we received the necessary approval to market our products in the European Community and in 1999, we received FDA approval to market our product for right atrial use in the U.S. In the second quarter of 2000, we received the necessary FDA and European approvals to allow us to release Clarity™, an upgraded version of our software product for use in the EnSite System that offers a more simplified user interface and increased automation of arrhythmia analysis. The key elements of our strategy are as follows:

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  Increase Clinical Awareness With Electrophysiologists. With our multi-center clinical studies and our United States and European product launch, we have established relationships with several leading electrophysiologists, which are expected to continue to enhance market acceptance of the EnSite System. A Center of Excellence program in the United States is in place with several leading institutions to further develop market acceptance of the EnSite System. We will also continue to demonstrate the clinical efficacy of the EnSite System through the publication of the results of our post-market studies and at various scientific shows such as NASPE, AHA and ACC. We have over 150 abstracts and 20 peer-reviewed articles that have been published in various scientific journals.

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  Expand Technology. We believe that the EnSite System can be extended from mapping complex atrial tachycardia to mapping complex VT and atrial fibrillation and flutter, all of which share similar complex characteristics, such as multiple sites of origin in unpredictable locations. We believe that the patient population that suffers from complex arrhythmias that are difficult to map using currently available technology presents a significant market opportunity for our EnSite System. We intend to continue to focus on the ability of our technology to provide improved speed, increased accuracy and cost-effectiveness in mapping other arrhythmias. This improved mapping power should benefit electrophysiologists in performing diagnostic procedures and prescribing treatments for an expanded patient population.

    In June 1997, we received FDA approval for the use of our EnSite System in the left ventricle of the heart in a multi-center clinical study. In December 1998, we filed a premarket notification application with the FDA under Section 510(k) of the Food, Drug and Cosmetic Act containing the results of our left ventricular multi-center clinical trials. In March 1999, we announced that our FDA application for left ventricular use of the EnSite System will be submitted as a premarket approval ("PMA") application.

    In August 1997, we received FDA approval for the use of our EnSite System in the right atrium in a multi-center clinical study. In September 1998, we filed a 510(k) application with the FDA containing the results of our right atrial multi-center clinical trials and in April 1999 received FDA approval to market the EnSite System for use in the right atrium.

    In January 2001, we received FDA approval for the use of our EnSite System in the left atrium in a multi-center clinical study for diagnosing arrhythmias including atrial fibrillation. We expect to begin this study in the second quarter of 2001.

    We were incorporated in Minnesota in 1992 and reincorporated in Delaware in 1995. Our common stock began trading on The Nasdaq National Market under the symbol "ECSI" on March 19, 1997. We sold 2,250,000 shares of our common stock to the public pursuant to a registered public offering, and sold 750,000 shares of our common stock in a concurrent private placement to Medtronic, Inc. Also at such time, all outstanding shares of our preferred stock were automatically converted into an aggregate of 4,705,602 shares of common stock following the 1 for 2 reverse stock split. Prior to such date, there was no established public trading market for our securities.

    In September 1997, we signed a seven-year exclusive distribution agreement with Medtronic, Inc. to market our diagnostic products for the electrophysiology markets in Europe and Japan. In January 1998, we signed a license agreement with Medtronic, Inc. which gives us co-exclusive use of 3D intracardiac location technology for our EnSite System. The technology, when integrated with the EnSite System, will improve intracardiac catheter positioning while significantly reducing the use of harmful radiation.

    In the first quarter of 1998, we received ISO 9002 certification for our workstation and a CE Mark for each of the EnSite catheter and EnSite 3000 clinical workstation, allowing us to begin selling our products in the European Community. Distribution by Medtronic in Europe of the EnSite System began in the second quarter of 1998.

    In the first quarter of 1999, we announced a financing agreement with Medtronic, Inc. Under the agreement, we received $7 million from Medtronic Asset Management. This loan was paid in full in February 2001. In July 1999, we received proceeds of $10,000,000 in a private placement of 1,111,111 shares of our common stock to accredited investors. In June 2000, we received proceeds of $12,687,500 in a private placement of 2,030,000 shares of our common stock to accredited investors. Proceeds from the financings are being used for expenses associated with current operating expenses, U.S. market expansion, clinical trials for atrial fibrillation, software and hardware product development and repayment of the loan from Medtronic.

    Our offices are located at 1350 Energy Lane, Suite 110, St. Paul, Minnesota 55108, and our telephone number is (651) 523-6900. The address of our web site is www.endocardial.com.

Recent Developments

    Financing.  In March 2001, we received proceeds of $7,349,000 from a private placement to accredited investors of our common stock at $3.00 per share. Investors purchased a total of 2,449,666 shares in this private placement. We also issued a warrant to purchase an additional 122,450 shares of common stock, at an exercise price of $4.00 per share, to the placement agent in the transaction.

Proceeds from the financing will be used for general working capital, including expenses associated with our U.S. market expansion, clinical trials for atrial fibrillation, and software and hardware product development, as well as repayment of the loan from Medtronic. We granted registration rights to the Selling Stockholders covering the resale of common stock issued to investors in the private placement. We are registering the shares on a Form S-3 Registration Statement, of which this Prospectus forms a part, pursuant to which all of the shares may be offered from time to time by the Selling Stockholders.

SELLING STOCKHOLDERS

    We have agreed to register the resale of 2,572,116 shares of our common stock on behalf of the Selling Stockholders. The Selling Stockholders acquired the Shares in connection with a private placement of our common stock, and which consist of 2,449,666 shares of common stock presently owned and 122,450 shares of common stock to be issued upon the exercise of a common stock warrant. See "About Endocardial Solutions, Inc.-Recent Developments-Financing" above. The warrant is currently exercisable, expires on December 31, 2001, and has an exercise price of $4.00 per share. The Shares are being registered to permit public secondary trading of the Shares, and the Selling Stockholders may offer the Shares for resale from time to time. See "Plan of Distribution." The following table lists the Selling Stockholders and sets forth certain information regarding the beneficial ownership of common stock of each Selling Stockholder as well as the number of Shares each Selling Stockholder may sell pursuant to this Prospectus. No estimate can be given as to the amount of our common stock that will be held by the Selling Stockholders after completion of this offering because the Selling Stockholders may offer all or some of our common stock and because there currently are no agreements, arrangements or understandings with respect to the sale of any of our common stock

Name	Number of Shares Beneficially Owned(1)(2)		Maximum Number of Shares to be Sold Pursuant to this Prospectus(1)
H&Q Healthcare Investors	1,000,000	(3)	1,000,000
H&Q Life Sciences Investors	666,666	(4)	666,666
Framlington Health Fund	885,500	(5)	600,000
U.S. Bancorp Piper Jaffray	122,450	(6)	122,450
Edward O. Thorp & Associates, L.P.	100,000		100,000
Raymond A. Lipkin	83,000		83,000

Total			2,572,116

(1)
This registration statement also shall cover any additional shares of common stock which become issuable in connection with the shares registered for sale hereby by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of common stock.

(2)
The table sets forth, to our knowledge, certain information about the Selling Stockholders as of March 30, 2001. Except as otherwise indicated, the number of shares owned represents less than 1% of our outstanding shares as of the date of this Prospectus. Information about the beneficial ownership of our shares prior to this offering has been given to us by the Selling Stockholders. The inclusion of any shares in this table does not constitute an admission of beneficial ownership for the named Selling Stockholder.

(3)
Represents 6.8% of our outstanding common stock as of the date of this Prospectus.

(4)
Represents 4.5% of our outstanding common stock as of the date of this Prospectus.

(5)
Represents 6.0% of our outstanding common stock as of the date of this Prospectus.

(6)
Includes 122,450 shares issuable upon exercise of a warrant.

PLAN OF DISTRIBUTION

    We are registering the Shares on behalf of the Selling Stockholders. The Selling Stockholders may sell the shares of common stock from time to time on the Nasdaq National Market or otherwise at prices and on terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The Selling Stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. As used in this Prospectus, the term "Selling Stockholders" includes donees, pledgees, transferees or other successors-in-interest selling Shares received from a named Selling Stockholder as a gift, pledge, distribution to members or partners or other non-sale-related transfer after the date of this Prospectus. The Selling Stockholders will offer and sell the Shares to which this Prospectus relates for their own accounts. We will not receive any proceeds from the sale of the Shares. We will bear all costs, expenses and fees in connection with the registration of the Selling Stockholders' Shares. Brokerage commissions and similar selling expenses, if any, attributable to the sale of the Selling Stockholders' Shares will be borne by the Selling Stockholders.

    The common stock may be sold in:

  •
  block trades, where a broker or dealer will try to sell the common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

  •
  transactions where a broker or dealer acts as principal and resells the common stock for its account pursuant to this prospectus;

  •
  exchange distributions in accordance with the rules of such exchange; or

  •
  ordinary brokerage transactions and transactions in which the broker solicits purchases.

    The common stock may also be sold through short sales of shares, put or call option transactions, loans or pledges of the shares, hedging or similar transactions, or a combination of such methods. The Selling Stockholders may or may not involve brokers or dealers in any of these transactions. In effecting sales, brokers or dealers engaged by the Selling Stockholders may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from the Selling Stockholders in amounts to be negotiated immediately prior to sale. Offers and sales may also be made directly by the Selling Stockholders, or other bona fide owner of the common stock, so long as an applicable exemption from state broker-dealer registration requirements is available in the jurisdiction of sale. The Selling Stockholders, brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with these sales, and any discounts and commissions received by them and any profit realized by them on the resale of the common stock may be deemed to be underwriting discounts and commissions under the Securities Act. Because the Selling Stockholders may be deemed to be "underwriters" within the meaning of the Securities Act, the Selling Stockholders will be subject to the prospectus delivery requirements of the Securities Act. We have informed the Selling Stockholders that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to their sales in the market.

    All or any portion of the shares of common stock covered by this prospectus that qualify for sale under Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

    Upon notification to us by a Selling Stockholder that any material arrangement has been entered into with a broker or dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such Selling Stockholder and of the participating brokers or dealers, (ii) the number of shares involved, (iii) the price at which such shares were sold, (iv) the commissions paid or discounts or concessions allowed to such brokers or dealers, where applicable, (v) that such brokers or dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus and (vi) other facts material to the transaction. In addition, upon notification to us by a Selling Stockholder that a donee, pledgee, transferee or other successor-in-interest intends to sell more than 500 shares, a supplement to this prospectus will be required.

LEGAL MATTERS

    The validity of the Shares offered by this Prospectus has been passed upon for us by Dorsey & Whitney LLP, Minneapolis, Minnesota.

EXPERTS

    The financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2000 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

PART II.

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

SEC Registration Fee	$2,193
Accounting Fees and Expenses	3,000
Legal Fees and Expenses	5,000
Miscellaneous	1,807

Total	$12,000

    All fees and expenses other than the SEC registration fee are estimated. The expenses listed above will be paid by the Company.

Item 15. Indemnification of Officers and Directors

    Section 145 of the Delaware General Corporation Law authorizes a court to award or a corporation's Board of Directors to grant indemnification to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred arising under the Securities Act of 1933, as amended (the "Securities Act"). Article VIII, Section 8.01 of the Company's Bylaws provides for mandatory indemnification of its directors and officers and permissible indemnification of employees and other agents to the maximum extent permitted by the Delaware General Corporation Law. The Company's Certificate of Incorporation provides that, pursuant to Delaware law, its directors shall not be liable for monetary damages for breach of the directors' fiduciary duty as directors to the Company and its stockholders. This provision in the Certificate of Incorporation does not eliminate the directors' fiduciary duty, and in appropriate circumstances equitable remedies such as an injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Company for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

Item 16. List of Exhibits

  5.1
  Opinion of Dorsey & Whitney LLP regarding legality.

  23.1
  Consent of Ernst & Young LLP.

  23.2
  Consent of Dorsey & Whitney LLP (included in Exhibit 5 to this Registration Statement).

  24.1
  Power of Attorney.

Item 17. Undertakings

    The undersigned registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        (i)  To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

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        (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change to such information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

        (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change in the information set forth in the registration statement;

  provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Paul, State of Minnesota, on March 30, 2001.

ENDOCARDIAL SOLUTIONS, INC.
By:	/s/ JAMES W. BULLOCK James W. Bullock President and Chief Executive Officer

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Name		Title	Date
/s/ JAMES W. BULLOCK James W. Bullock		President, Chief Executive Officer and Director (Principal Executive, Financial and Accounting Officer)	March 30, 2001
* Graydon E. Beatty		Director	March 30, 2001
James E. Daverman		Director
* Robert G. Hauser, M.D.		Director	March 30, 2001
* Richard D. Randall		Director	March 30, 2001
Warren S. Watson		Director
*By:	/s/ JAMES W. BULLOCK James W. Bullock Attorney in Fact		March 30, 2001

EXHIBIT INDEX

Exhibit No.	Description
5.1	Opinion of Dorsey & Whitney LLP regarding legality
23.1	Consent of Ernst & Young LLP
23.2	Consent of Dorsey & Whitney LLP (included in Exhibit 5 to this Registration Statement)
24.1	Power of Attorney

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PART II. INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
EXHIBIT INDEX